EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                                  MORLEX, INC.


         The undersigned natural person, being more than eighteen years of age, hereby establishes a corporation pursuant to the statutes of Colorado and adopts the following articles of incorporation:

FIRST:   The name of the corporation is Morlex, Inc.

SECOND:  The Corporation shall have perpetual existence.

THIRD:   Purpose and Powers:

         A. The purpose or purposes for which the corporation is organized shall be:

             (1) to build buildings and to buy, lease, subdivide and otherwise dispose of; to lease to rent; and to deal in and with land and real property of every kind and character.

             (2) To manufacture, buy, sell, lease, rent and deal in and with goods, wares and merchandise and personal property of every kind of character.

             (3) To buy, sell and deal in and with oil, gas and mineral leases, royalties, overriding royalties, and other mineral interests of every kind and character.

             (4) To buy, sell and deal in and with stocks, bonds, notes, debentures and intangible personal property of every kind and character.

             (5) To provide consulting services in any field in which a corporation can lawfully provide such services.

             (6) To engage in any lawful business and to exercise all powers granted under the Colorado Corporation Code.

         B. The corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado and may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.
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FOURTH:  Capital Stock:

         A. The aggregate number of shares that the corporation shall have authority to issue is 1,000,000,000 shares of common stock, each having a par value of $.001.

         B. Each stockholder of record shall have one vote for each share of stock standing in his name on the books of the corporation and entitled to vote, except that in election of directors he shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

         C. At all meetings of shareholders, one-third of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum; and at any meeting at which a quorum is present the affirmative vote of a majority of the shares represented at such meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater proportion or number is required by the laws of Colorado in which case, including amendment of these Articles of Incorporation, an affirmative vote by a majority of the shares entitled to vote at such meeting, shall be the act of the shareholders.

        D. No shareholder of the corporation shall have any preemptive or similar right to acquire or subscribe for any additional unissued or treasury shares of stock, or other securities of any class, or rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

        E. The corporation shall have the right to impose restrictions on the sale and transfer of its shares of stock.

FIFTH:       The Corporation shall have the right to indemnify any person to the fullest extent allowed by the laws of Colorado, except as limited by the by-laws of the corporation from time to time in effect.

SIXTH:       The business and affairs of the corporation shall be managed by a
         Board of Directors and the number of members, which shall be fixed by the by-laws, shall be not less than three (3) persons. Provided, however, that so long as the corporation has less than three (3) stockholders, the Board of Directors shall consist of the same number of persons as the corporation has stockholders. No director need be resident of the State of Colorado or a shareholder of the Corporation. The names and addresses of the persons who shall serve as directors until the first Annual Meeting of Shareholders, or until their successors be elected and qualified are:
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             Joan C. McGrath          No.3 East Bellview Drive
                                      Littleton, CO 80121

             Sherri L. Miller         745 South Youngsfield Ct.
                                      Lakewood, CO 80228

             Lanne Lancaster          16545 B. East Rice Place
                                      Aurora, CO 80015

SEVENTH:     The meetings of the Shareholders and of the Board of Directors of
         this corporation may be held at such places within or without the State of Colorado, and may be designated from time to time by the Board of Directors or by the by-laws, and the business transacted at any such meeting and the proceedings thereat shall have the same binding force and effect, as if such meeting were held at the principal office of the corporation in the State of Colorado.

EIGHTH:      The address of the initial registered office of the corporation is
         1919 Fourteenth Street, Suite 601, Boulder, Colorado 80302 and the initial registered agent at such address is Fred C. Brigman, Jr.

NINTH:       The address of the place of business of the corporation is 2512
         South University Blvd., No. 209, Denver, Colorado 80210 and such other places as the corporation may elect to conduct its business in the State of Colorado and in such other states, territories and foreign countries as the Board of Directors may deem advisable.

TENTH:       The name and address of the incorporator is:

             Fred C. Brigman, Jr.     1919 Fourteenth Street, Suite 601
                                      Boulder, CO 80302


Dated:       April 23, 1986

                                           /s/ Fred C. Brigman, Jr.
                                           ------------------------
                                           Fred C. Brigman, Jr.